UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2007
SUPERIOR OFFSHORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33412 (Commission File Number)	72-1264943 (I.R.S. Employer Identification No.)
717 Texas Avenue, Suite 3150
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 910-1875
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Amendment to Senior Secured Credit Facility
     On June 20, 2007, Superior Offshore International, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its senior secured credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A. Among other things, the Amendment (1) increases the amount available for revolving credit loans under the Credit Facility from $20,000,000 to $30,000,000 and (2) increases the availability for letters of credit under the Credit Facility from $17,000,000 to $25,000,000.
     The foregoing description of the Amendment to the Credit Facility is a summary of the terms of the Amendment and is qualified by reference to the text of the Amendment.
Senior Secured Term Loan Facility
     On June 20, 2007, the Company entered into a senior secured term loan facility (the “Term Loan Facility”) with a syndicate of financial institutions led by Fortis Capital Corp., as Administrative Agent (the “Agent”). The Term Loan Facility provides for up to $60,000,000 million in term loans, which the Company has the option to increase, subject to the agreement by the lenders to provide the necessary commitments, by up to $40,000,000 if the Company enters into a long-term, non-cancellable charter for its newbuild DP III deepwater construction and dive support vessel, the Superior Achiever, on terms acceptable to the Agent.
     The Term Loan Facility is available for multiple borrowings in minimum amounts of $5,000,000 beginning on June 20, 2007 through December 20, 2008. Amounts borrowed and repaid may not be reborrowed. Any commitments not drawn prior to December 20, 2008 will be cancelled. As of June 20, 2007, $25,000,000 was outstanding under the Term Loan Facility.
     Borrowings under the Term Loan Facility bear interest, at the Company’s option, at either:
•	a base rate equal to the greater of:
—	the federal funds effective rate, plus 0.50%; and

—	the prime lending rate;
plus a spread equal to 1.00% per annum, or
•	the London Interbank Offered Rate, plus a spread equal to 3.25% per annum.
     The Company is obligated to pay the lenders certain fees on the average daily unadvanced portion of the lenders’ loan commitments.

     Borrowings under the Term Loan Facility must be repaid in 19 equal quarterly installments, commencing in March 2009, of 3.75% of the amount outstanding on December 13, 2008, with the balance payable in December 2013. Borrowings under the Term Loan Facility are subject to mandatory prepayment (1) with 35% of the Company’s excess cash flow in any fiscal quarter, commencing with the quarter ending after the Superior Achiever is placed in service, (2) with 100% of the Company’s excess cash flow during any uncured event of default (including with respect to the Minimum Value Ratio, as defined below) after the expiration of the applicable grace period set forth in the agreement governing the Term Loan Facility (the “Agreement”), and (3) with the proceeds of certain issuances of debt or equity or asset sales, as defined in the Agreement.
     The Term Loan Facility is secured by (1) a perfected first priority security interest in all of the Company’s vessels, equipment and other tangible assets, and (2) a perfected second priority security interest in the Company’s accounts receivable and inventory that are pledged in connection with the Credit Facility.
     The Agreement contains covenants that include, among others:
•	the maintenance of a ratio of consolidated total debt (as defined in the Agreement) to consolidated EBITDA (as defined in the Agreement) of no greater than 2.0 to 1.0;

•	the maintenance of a ratio of consolidated EBITDA to consolidated interest expense (as defined in the Agreement) of at least 5.0 to 1.0;

•	the maintenance of a ratio (the “Minimum Value Ratio”) of appraised fair market value of vessels (as defined in the Agreement) and related equipment pledged as collateral to outstanding borrowings under the senior secured term loan facility of at least 1.20 to 1.0 until December 31, 2008 and 2.0 to 1.0 thereafter;

•	restrictions on incurring liens on certain of the Company’s property and the property of its subsidiaries;

•	restrictions on selling assets or inventory outside the ordinary course of business; · prohibitions on entering into sale and leaseback transactions; and

•	restrictions on transactions with affiliates and materially changing the Company’s business.
     The Term Loan Facility also includes customary events of default, which include the Company’s failure to make a payment in respect of certain indebtedness other than the Term Loan Facility. If a default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Term Loan Facility.
     The Company intends to use the proceeds from the Term Loan Facility for general corporate purposes and for payment of expenditures relating to the construction of the Superior Achiever.

     The foregoing description of the Term Loan Facility is a summary of the terms of the Term Loan Facility and is qualified by reference to the text of the Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Dated: June 21, 2007	By:	/s/ R. Joshua Koch, Jr.
R. Joshua Koch, Jr.
Senior Vice President, General Counsel and Secretary